EXHIBIT 10.7

EMPLOYMENT AGREEMENT

THIS AGREEMENT (the “Agreement”), effective as of December 13, 2013 (the “Effective Date”), by and between Bovie Medical Corporation, a corporation organized and existing under the laws of the State of Delaware (hereinafter referred to as the “Company") and Moshe Citronowicz (hereinafter referred to as the “Executive").

WITNESSETH:

WHEREAS, the Company is a corporation existing and authorized to do business in the State of Delaware; and

WHEREAS, the Company is desirous of securing the Executive's continued services and Executive is willing to provide such services.

NOW, THEREFORE, for and in consideration of the mutual covenants contained herein, the parties hereto agree as follows:

1) EMPLOYMENT OF EXECUTIVE: The Company hereby agrees to employ the Executive, and the Executive hereby agrees to accept said employment, pursuant to the terms and conditions of this Agreement.

2) DUTIES: The Executive shall render, as an employee, professional services as Senior Vice President of the Company, and shall perform such additional duties as may be assigned to the Executive by the President of the Company from time to time. The Executive agrees to devote all of his time and efforts to the performance of his duties, except for customary vacations and reasonable absences due to illness or other incapacity as set forth herein, and to perform all of his duties to the best of his professional ability and comply with such reasonable policies, standards, and regulations of the Company as are from time to time established by the Board of Directors of the Company. Notwithstanding the foregoing, nothing contained herein shall be construed so as to prohibit or prevent the Executive from engaging in charitable causes, sitting on the boards of directors of not-for-profit entities, or managing his and his family’s personal finances, so long as such activities do not conflict or interfere with the adequate performance of his duties hereunder.

3) TERM: The initial term of employment under this Agreement shall commence on the Effective Date and shall continue until December 31, 2015 (the “Initial Term”). On December 31, 2015, and on each December 31 thereafter, the term of this Agreement shall be automatically extended for an additional one (1) year term (each, a “Renewal Term”) unless either party provides written notice to the other party of its intention not to extend the Initial Term or Renewal Term, as applicable (which written notice must be delivered at least 60 days before the end of the Initial Term or Renewal Term, as the case may be, in order to be effective). The period from the Effective Date through the date this Agreement and the Executive’s employment hereunder is terminated in accordance with this Section 3 or 11 is referred to as the “Term.”

4) PLACE OF EMPLOYMENT: It is understood that the Executive will permanently reside and work in the Clearwater, Florida area.

5) COMPENSATION: For all services rendered to the Company, the Executive agrees to accept as total compensation a sum computed as set forth in this section.

(a) Base Salary. The Company shall pay the Executive a base salary at the rate of Two Hundred Four Thousand Seven Hundred Seventy Four and 96/100 ($204,774.96) per year, in accordance with the customary payroll practices of the Company applicable to senior executives. During the Term, the Company’s Compensation Committee of the Company’s Board of Directors, (for purposes of this Agreement, the “Compensation Committee”) shall review the Executive’s Base Salary and may provide for such increases therein as it may, in its sole and exclusive discretion, deem appropriate.

(b) Automobile Allowance. During the Term, Executive shall receive an automobile allowance in the amount of Five Hundred ($500) Dollars per month.

(c) Annual Bonuses. During the Term, in addition to the Base Salary, for each fiscal year of the Company ending during the Term, the Executive shall have the opportunity to receive an annual bonus (each, a “Performance Bonus”) under an annual bonus plan to be established by the Company prior to the end of March 2014 (the “Bonus Plan”). The target Performance Bonus for each fiscal year shall be 35% of Base Salary with the actual Performance Bonus payable being determined in accordance with the Bonus Plan. In constructing the Company and individual performance objectives and the associated bonus payouts, the Compensation Committee will construct the Bonus Plan in such a way that bonus payments will scale commensurate with Company and individual performance with no predefined limit on bonus payouts. Nothing contained in the foregoing shall limit the Executive’s eligibility to receive any other bonus or incentive under any other bonus plan, stock option or equity–based plan, or other policy or program of the Company.

(d) Equity Awards. Executive shall be eligible to participate in the equity-based incentive plans of the Company and may receive awards threunder, as determined by the Compensation Committee from time to time and subject to the terms and conditions of such plans and any award agreement between the company and Executive evidencing such awards.

6) VACTION/SICK TIME: The Company agrees that the Executive shall be entitled to vacation time with full pay, of three (3) weeks (fifteen (15) working days), during each year of Executive's employment. The scheduling of any vacation shall be coordinated with the Company so that the staffing needs of the Company are met to the extent reasonable possible. The Executive shall be granted sick time in accordance with the policy outlined in the Company's policy manual then in effect from time to time.

7) REIMBURSEMENT OF BUSINESS EXPENSES: The Company agrees to pay, either directly or indirectly by payment to the Executive, for all of the Executive's reasonable entertainment, travel and other miscellaneous business expenses incurred by him in the performance of his services under this Agreement, in accordance with the Company’s policies regarding such reimbursements. The Executive shall be entitled, on each business related trip, to coach airline tickets on domestic travel and business class airline tickets on international travel, and a full size rental automobile. As a prerequisite to any payment or reimbursement by the Company for business expenses, the Executive shall submit receipts of all such expenses to the Company; and the Company's obligation to effect payment or reimbursement of such expenses shall be only to the extent of such receipts.

8) ADDITIONAL BENEFITS: The Executive and his dependents shall be eligible to participate in the Company’s medical and dental insurance plans in accordance with the terms and conditions of such plans.

9) COMPANY PROPERTY DEFINED: The Executive understands and agrees that Company files, customer files, legal files, legal research files, form files, forms, examples, samples, and all briefs and memoranda, intellectual property and other work product or property, and all copies thereof (the “Company Property”) are the sole and exclusive property of the Company; and the same shall remain in the possession of the Company and shall constitute the property of the Company irrespective of who prepared the same. The Executive shall not remove, photocopy, photograph or in any other manner duplicate or remove said Company Property other than in the performance of his duties for or on behalf of the Company.

10) DISPOSITION OF PROPERTY UPON TERMINATION OF EMPLOYEMENT: In the event the employment of the Executive with the Company is terminated, the Executive agrees and understands that all Company Property in his possession or control shall be promptly returned to the Company, and the Executive shall have no right, title or interest in the same.

11) TERMINATION OF EMPLOYMENT: The employment of the Executive may be terminated as follows:

(a) Termination upon Death or Disability. This Agreement and the Executive’s employment hereunder shall automatically terminate on the date on which the Executive dies or becomes permanently incapacitated. The Executive shall be deemed to have become “permanently incapacitated” on the date that is thirty (30) days after the Company has determined that the Executive has suffered a Permanent Incapacity (as defined below) and so notifies the Executive. For purposes of this Agreement, “Permanent Incapacity” shall mean that (i) the Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months; or (ii) the Executive is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income benefits for a period of 90 days under any long-term disability plan.

(b) Termination by the Company for Cause. The Company may terminate this Agreement and the Executive’s employment hereunder for Cause (as defined below), effective upon delivery of written notice (the “Termination Notice”) to the Executive given at any time during the Term (without any necessity for prior notice). For purposes of this Agreement, “Cause” shall mean the Executive’s: (1) conviction of any felony or any other crime involving dishonesty or moral turpitude, (2) commission of any act of fraud or dishonesty by the Executive, or theft of or maliciously intentional damage to the property of the Company or any of their subsidiaries or affiliates, (3) willful or intentional breach of Executive’s fiduciary duties to the Company, or (4) breach by Executive of any provision of this Agreement. Prior to any termination by the Company of the Executive's employment for Cause, the Executive shall first have an opportunity to cure or remedy such act of default within ten (10) days following the Termination Notice, or such longer period as is reasonable under the circumstances, and provided that Employee diligently pursues such cure within such ten (10) day period, and if the same is cured or remedied within such period, such notice shall become null and void.

(c) Termination by the Company without Cause. The Company may terminate this Agreement and Executive’s employment hereunder without Cause, upon at least thirty (30) days prior written notice to the Executive, provided that the Company complies with all provisions of this Agreement, including without limitation, obligations related to severance, vesting of options and continuation of benefits as set forth herein.

(d) Termination by the Executive for Good Reason. The Executive may terminate this Agreement and Executive’s employment hereunder with Good Reason (as defined below). For purposes of this Agreement, “Good Reason” shall mean (i) the material reduction of the Executive’s title, authority, duties and responsibilities or the assignment to the Executive of duties materially inconsistent with the Executive’s position or positions with the Company; (ii) any reduction in Base Salary of the Executive; or (iii) the Company’s material breach of this Agreement. Notwithstanding the foregoing, (x) Good Reason shall not be deemed to exist unless notice of termination on account thereof (specifying a termination date thirty (30) days from the date of such notice) is given no later than 30 days after the time at which the event or condition purportedly giving rise to Good Reason first occurs or arises and (y) if there exists (without regard to this clause (y)) an event or condition that constitutes Good Reason, the Company shall have fifteen (15) days from the date notice of such a termination is given to cure such event or condition and, if the Company does so, such event or condition shall not constitute Good Reason hereunder.

(e) Termination by the Executive other than for Good Reason. The Executive may terminate this Agreement and Executive’s employment hereunder other than for Good Reason, provided that the Executive gives the Company no less than thirty (30) days prior written notice of such termination.

(f) Definition of Change of Control. For purposes of this Agreement, “Change of Control” shall mean the occurrence of any of the following:

(i) any one person, or more than one person acting as a group, acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes more than fifty percent (50%) of the total voting power of the stock of the Company;

(ii) any consolidation or merger of the Company into another corporation or entity where the stockholders of the Company, immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own, directly or indirectly, securities representing in the aggregate more than fifty percent (50%) of the combined voting power of all the outstanding securities of the surviving corporation (or of its ultimate parent corporation, if any).

(iii) the sale, lease or other transfer of all or substantially all of the Company’s assets to an independent, unaffiliated third party in a single transaction or a series of related transactions.

(iv) the date that a majority of the members of the Company’s Board of Directors is replaced during any twelve (12) month period by directors whose appointment or election is not endorsed by a majority of the members of the Company’s Board of Directors prior to the date of the appointment or election.

12) PAYMENTS UPON TERMINATION. In the event of the termination of this Agreement and the Executive’s employment hereunder, the Executive shall receive the amounts set forth below so long as the Executive (x) executes a general release of claims containing usual and customary provisions in a form reasonably satisfactory to the Company (the “Release”) and the applicable revocation period with respect to such Release expires without the Executive having revoked the Release, in each case within thirty (30) days following the date of termination, and (y) does not breach any of the restrictive covenants in this Agreement or in any other agreement between Executive and the Company or to which Executive is a party (collectively, “Restrictive Covenants”) or any other ongoing material obligation to which Executive is subject as of the date of termination. Any cash payments to be made in accordance with this Section 12 will be made (or, in the event of continued payments, will commence) on the first payroll date following the end of the 30-day period described in the preceding sentence.

(a) Upon termination of this Agreement and Executive’s employment hereunder pursuant to Section 11(a) hereof, (i) the Executive (or the Executive’s estate or beneficiaries in the case of the death of the Executive) shall be entitled to receive any Base Salary and other benefits (including any bonus for a calendar year completed before termination) earned and accrued under this Agreement prior to the date of termination (and reimbursement under this Agreement for expenses incurred prior to the date of termination) and (ii) the Executive (or the Executive’s estate or beneficiaries in the case of the death of the Executive) shall have no further rights to any other compensation or benefits hereunder, or any other rights hereunder (but, for the avoidance of doubt, shall receive such disability and death benefits as may be provided under the Company’s plans and arrangements in accordance with their terms).

(b) Upon termination of this Agreement and Executive’s employment hereunder by the Company for Cause pursuant to Section 11(b) hereof or by Executive other than for Good Reason pursuant to Section 11(e) hereof, (i) the Executive shall be entitled to receive any Base Salary earned prior to the date of termination (and reimbursement under this Agreement for expenses incurred prior to the date of termination) and (ii) the Executive shall have no further rights to any other compensation or benefits under this Agreement on or after the termination of employment.

(c) Upon termination of this Agreement and Executive’s employment hereunder by the Company without Cause pursuant to Section 11(c) hereof or by Executive for Good Reason pursuant to Section 11(d) hereof (i) the Executive shall be entitled to (x) an amount equal to Executive’s then Base Salary and other benefits (including any bonus for a calendar year completed before termination) earned and accrued under this Agreement prior to the date of termination (and reimbursement under this Agreement for expenses incurred prior to the date of termination); and (y) a lump sum cash payment equal to three (3) times the Base Salary in effect immediately prior to the date of termination; and (ii) the Executive shall have no further rights to any other compensation or benefits under this Agreement on or after the termination of employment.

(d) In the event this Agreement is not renewed on substantially the same terms and conditions as contained herein and a Change of Control has not occurred, (i) the Executive shall be entitled to (x) an amount equal to Executive’s then Base Salary and other benefits (including any bonus for a calendar year completed before termination) earned and accrued under this Agreement prior to the date of termination (and reimbursement under this Agreement for expenses incurred prior to the date of termination); and (y) a lump sum cash payment equal to one (1) times the Base Salary in effect immediately prior to the date of termination; and (ii) subject to Section 12(e) below, the Executive shall have no further rights to any other compensation or benefits under this Agreement on or after the termination of employment, provided however, that if a Change of Control occurs within twelve months following such non-renewal of this Agreement, then Executive shall be entitled to a lump sum cash payment equal to three (3) times the Base Salary in effect immediately prior to the date of termination less any amounts already paid pursuant to Section 12(d)(i)(y) above.

(e) Upon termination of this Agreement and Executive’s employment hereunder by the Company without Cause pursuant to Section 11(c) hereof, or by Executive for Good Reason pursuant to Section 11(d) hereof, or if this Agreement is not renewed on substantially the same terms and conditions as contained herein, in either case within twelve months following a Change of Control, (i) the Executive shall be entitled to (x) an amount equal to Executive’s then Base Salary and other benefits (including any bonus for a calendar year completed before termination) earned and accrued under this Agreement prior to the date of termination (and reimbursement under this Agreement for expenses incurred prior to the date of termination); and (y) a lump sum cash payment equal to three (3) times the Base Salary in effect immediately prior to the date of termination; and (ii) the Executive shall have no further rights to any other compensation or benefits under this Agreement on or after the termination of employment.

13) RESTRICTIVE COVENANTS.

(a) Noncompetition. Executive acknowledges and agrees that during the period of his employment with the Company and for the 12-month period following the termination of such employment, regardless of the reason for such termination and regardless whether this Agreement has terminated or expired (the “Restricted Period”), he shall not, directly or indirectly: (i) engage in, manage, operate, control, supervise, or participate in the management, operation, control or supervision of any business, entity or division that competes with any business of the Company or any of its subsidiaries (a “Competitor”) or serve as an employee, consultant or in any other capacity for a Competitor; (ii) have any ownership or financial interest, directly, or indirectly, in any Competitor including, without limitation, as an individual, partner, shareholder (other than as a shareholder of a publicly-owned corporation in which the Executive owns less than five percent (5%) of the outstanding shares of such corporation), officer, director, employee, principal, agent or consultant; or (iii) serve as a representative of any Competitor.

(b) Non-Solicitation; No-Hire. Executive acknowledges and agrees that during the Restricted Period he shall not, directly or indirectly, other than in connection with carrying out his duties hereunder, (i) solicit or induce any employee or consultant of the Company (or any individual who was an employee or consultant of the Company at any time during the 12-month period preceding any such solicitation or inducement) to (A) terminate his or her employment or relationship with the Company, and/or (B) work for the Executive or any Competitor, or (ii) hire, or be involved in the process of any business, entity or division in hiring, any employee or consultant of the Company (or any individual who was an employee or consultant of the Company at any time during the 12-month period preceding any such hiring).

(c) Non-Solicitation of Clients. Executive acknowledges and agrees that during the Restricted Period he shall not, directly or indirectly, solicit, take away or divert, or attempt to solicit, take away or divert, the business or patronage of any client or customer of the Company with the intention or for the purpose of providing services that compete with the services provided by the Company at the time of Executive’s termination.

(d) Disparaging Comments. Executive agrees not to make critical, negative or disparaging remarks about the Company or its management, business or employment practices; provided that nothing in this Section 13(d) shall be deemed to prevent the Executive from responding fully and accurately to any question, inquiry or request for information when required by applicable law or legal process. The Company and its officers and directors shall not make critical, negative or disparaging remarks about the Executive; provided that nothing in this Section 13(d) shall be deemed to prevent the Company or its officers or directors from responding fully and accurately to any question, inquiry or request for information when required by applicable law or legal process, or to enforce this Agreement.

(e) Confidentiality. The Executive acknowledges and agrees that he Company’s business is highly competitive and that the Executive will be involved in and become aware of the Company’s trade secrets, materials, know-how (whether or not in writing), technology, product information and intellectual property belonging to the Company (“Trade Secrets”) and all confidential matters (whether available in written, electronic form or orally) relating to the Company and its business (including without limitation its strategies, models, business and marketing plans, pricing, sales and revenue information, financial performance, etc.), and personal and other confidential information relating to its owners, managers, investors, members, shareholders, executives, and employees (the “Confidential Information”), all of which has been developed at great investment of time and resources by the Company so as to engender substantial good will, and all of which are and will remain the exclusive property of the Company. Therefore, the Executive agrees that during the period of his employment with the Company and at all times thereafter, Executive shall not disclose, shall keep secret, shall retain in strictest confidence and shall not use for his benefit or the benefit of others, except in connection with the business and affairs of the Company, any Trade Secret or Confidential Information.

(f) Acknowledgement. Executive agrees and acknowledges that each restrictive covenant in this Section 13 is reasonable as to duration, terms and geographical area and that the same protects the legitimate interests of the Company, imposes no undue hardship on Executive, and is not injurious to the public.

14) INJUNCTIVE RELIEF. The Executive agrees that the precise value of the covenants in Sections 13 are so difficult to evaluate that no accurate measure of liquidated damages could possibly be established and that, in the event of a breach or threatened breach of such provisions, the Company shall be entitled to temporary and permanent injunctive relief (without the position of a bond or other security) restraining Executive from such breach or threatened breach. In the event that any of the covenants made in Section 13 shall be more restrictive than permitted by applicable law, such covenant shall be interpreted to be as restrictive as otherwise allowed under applicable law.

15) ARBITRATION. Other than any request for injunctive relief by the Company under Section 14, any and all controversies, claims, or disputes (each, a “Dispute”) between the Executive (or his heirs, beneficiaries, estate, executors or other legal representatives, as applicable) and the Company arising out of, relating to, or resulting from this Agreement, the Executive’s employment with the Company, or the termination of the Executive’s employment with the Company, shall be resolved through binding arbitration to be held in Tampa, Florida, and administered by the American Arbitration Association (“AAA”) in accordance with its National Rules for the Resolution of Employment Disputes. Except as provided by this Agreement and by the Rules, including any provisional relief offered therein, arbitration will be the sole, exclusive and final remedy for any Dispute. Accordingly, except as provided for by the Rules, neither party will be permitted to pursue court action regarding claims that are subject to arbitration under this Section 15. Notwithstanding the foregoing, this Agreement does not prohibit the Executive from pursuing an administrative claim with a local, state or federal administrative body such as the Equal Employment Opportunity Commission or the workers’ compensation board. This Agreement does, however, preclude the Executive from pursuing court action regarding any such claim.

16) INDEMNIFICATION: The Company shall indemnify the Executive in accordance with the Company’s by-laws against all liabilities, losses, damages and expenses (“Losses”) actually and reasonably incurred by the Executive in connection with any claim or proceeding arising out of, or relating to, his services for the Company, other than Losses arising out of, or relating to, the Executive’s negligence, misconduct, fraud, illegal actions, self-dealing, or dishonesty.

17) NOTICES: Any notice required or permitted to be given pursuant to the provisions of this shall be sufficient if in writing, and if personally delivered to the party to be notified or if sent by registered or certified mail to said party at the following addresses:

If to the Company:	Bovie Medical Corporation 5115 Ulmerton Road Clearwater, FL 33760 Attn: J. Robert Saron, President

With a copy to:	Ruskin Moscou Faltischek, P.C. 1425 RXR Plaza East Tower, 15th Floor Uniondale, New York 11556 Attn: Adam P. Silvers, Esq.

If to the Executive:	Moshe Citronowicz 2806 Meadow Hill Dr N Clearwater, Florida 33761

18) SEVERABILITY: In the event any portion of this Agreement is held to be invalid or unenforceable, the invalid or unenforceable portion or provision shall not affect any other provision hereof and this Agreement shall be construed and enforced as if the invalid provision had not been included.

19) BINDING EFFECT: This Agreement shall inure to the benefit of and shall be binding upon the Company and upon any person, firm or corporation with which the Company may be merged or consolidated or which may acquire all or substantially all of the Company's assets through sale, lease, liquidation or otherwise. The rights and benefits of Executive are personal to him and no such rights or benefits shall be subject to assignment or transfer by Executive.

20) GOVERNING LAW: This Agreement shall be construed and interpreted in accordance with the laws of the State of New York, without regard to its conflict of laws provisions.

21) ENTIRE AGREEMENT: This Agreement constitutes the entire agreement between the parties and supersedes and replaces any prior agreement; and there are no other agreements between the parties with respect to the subject matter contained herein except as set forth herein.

22) AMENDMENT AND MODIFICATION: All terms, conditions and provisions of this Agreement shall remain in full force and effect unless modified, changed, altered or amended, in writing, executed by both parties.

[Signatures follow on next page]

IN WITNESS WHEREOF, the parties hereto have set their hands and seals effective on the day and year first above written.

Bovie Medical Corporation

/s/ Moshe Citronowicz	/s/ J. Robert Saron
Moshe Citronowicz, Executive	J. Robert Saron, President